Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALADRIUS BIOSCIENCES, INC.

FIRST: The name of the corporation is Caladrius Biosciences, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A.     The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000 shares, of which 500,000,000 shares are designated as common stock, having a par value of $.001 per share (“Common Stock”) and 20,000,000 shares are designated as preferred stock, $.01 par value per share (“Preferred Stock”).

B.     Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Preferred Stock are as follows:

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series and by filing a Certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each such series. The Preferred Stock may be issued either as a class without series, or as so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term “Preferred Stock” is used in this Article FOURTH, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both, unless the context shall otherwise require. There is hereby expressly granted to the Board of Directors of the Corporation authority, subject to the limitations provided by law, to fix the voting power, the designations, and the relative preferences, powers, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series of said Preferred Stock and the variations in the relative powers, rights, preferences and limitations as between series, and to increase the number of shares constituting each series, and to decrease such number of shares (but not to less than the number of outstanding shares of the series), in the resolution or resolutions adopted by the Board of Directors providing for the issue of said Preferred stock.

The authority of the Board of Directors of the corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

1.	The designation of the series;

2.	The number of shares initially constituting such series;

3.	The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

4.
The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and, (i) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (ii) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

5.
Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under conditions and at different redemption dates;

6.	The amount payable on the shares of such series in the event of the dissolution of, or upon any distribution of the assets of, the Corporation;

7.
Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;

8.
Whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more or less than one vote per share;

9.	Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

10.	Whether or not a sinking fund shall be provided for the redemption of the shares of such series and if such a sinking fund shall be provided, the terms and conditions thereof; and

11.
Any other powers, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

C.     Common Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Common Stock are as follows:

1.
Subject to the rights of the Preferred stockholders, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion, from time to time, out of any funds or assets of the Corporation lawfully available for the payment of such dividends.

2.
In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in a distribution of its assets to its stockholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

3.
For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or substantially all of the assets of the Corporation, or any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

4.
Except as otherwise expressly provided by, law or in a resolution of the Board of Directors providing voting rights to the holders of the Preferred Stock, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof.

D.     1. Effective as of 5:00 P.M. eastern time, on July 27, 2016 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

2. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).

FIFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any Court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if made, be binding upon all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SIXTH: The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

SEVENTH: The Board of Directors shall have the power to make, alter or repeal the By-laws.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

NINTH: The personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article first became effective.

TENTH: The Series B Convertible Redeemable Preferred Stock, shall be designated the following relative rights, preferences and limitations as follows:

Section 1.     Designation and Amount; Rank

There is hereby established a series of preferred stock which is designated “Series B Convertible Redeemable Preferred Stock” (referred to herein as “Series B Convertible Redeemable Preferred Stock”). The number of shares which will constitute such series shall be Eight Hundred Twenty-Five Thousand (825,000). The Series B Convertible Redeemable Preferred Stock shall rank pari passu with the Common Stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

Section 2.     Dividends.

So long as any shares of the Series B Convertible Redeemable Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to, or on a parity with, the Series B Convertible Redeemable Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless, in the case of Preferred Stock, the same dividend is declared, paid or set aside for payment on all outstanding shares of the Series B Convertible Redeemable Preferred Stock or in the case of Common Stock, ten times such dividend per share is declared, paid or set aside for payment on each outstanding share of the Series B Preferred Stock.

Section 3.     General, Class and Series Voting Rights.

Except as otherwise provided by law, each share of the Series B Convertible Redeemable Preferred Stock shall have the same voting rights as ten (10) shares of Common Stock and the holders of the Series B Convertible Redeemable Preferred Stock and the Common Stock shall vote together as one class on all matters.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Convertible Redeemable Preferred Stock shall have been converted into Common Stock or shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

Section 4.     Redemption.

(A) The shares of Series B Convertible Redeemable Preferred Stock are not redeemable prior to March 31, 2000. At any time on or after such date through June 30, 2000, the shares of Series B Convertible Redeemable Preferred Stock are redeemable, in whole or in part, at the option of the “Special Director” of the corporation, at the redemption price per share of $.10, if the “Trigger Conditions” have not been met.

(B) For purposes of this paragraph, the “Trigger Condition” shall mean that:

(a) the closing bid prices of the Common Stock of the corporation as reported by Nasdaq (or otherwise as set forth below) is greater than $2.00 per share during a period of any ten (10) consecutive trading days and

(b) either:

(i) the corporation's net revenues for any fiscal quarter through the fiscal quarter ended March 31, 2000 are $1 million or more (as computed by the corporation's regular independent public accountants); or

(ii) the corporation has received net receipts of not less than $2.5 million from the sale of its Common Stock from the date hereof through March 31, 2000.

For the purpose of any computation under the foregoing paragraph, the closing price per share of Common Stock on any date shall be the reported last sale price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid prices on such day in the over-the-counter market as reported by Nasdaq or, if bid prices for the Common Stock on each such day shall not have been reported through Nasdaq, the average of the bid prices for such date as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected from time to time by the Board of Directors of the corporation for such purpose or, if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected from time to time by the Board of Directors of the corporation for such purpose.

(C) For purposes of this paragraph, the “Special Director” mean James Fyfe or his successor as director of the corporation if such successor has been approved by Fyfe. So long as any shares of the Class B Preferred Stock are outstanding, through June 30, 2000, the corporation shall nominate to the Board of Directors Fyfe or, if Fyfe so determines, Fyfe's designee.

(D) In the event the corporation shall elect to redeem the shares of Series B Convertible Redeemable Preferred Stock following the Trigger Condition, the corporation shall give notice to the holders of record of shares of the Series B Convertible Redeemable Preferred Stock being so redeemed, not less than 30 nor more than 60 days prior to such redemption, by first class mail, postage prepaid, at their addresses as shown on the stock registry books of the corporation, that said shares are being redeemed, provided that without limiting the obligation of the corporation hereunder to give the notice provided in this Section 4(D), the failure of the corporation to give such notice shall not invalidate any corporate action by the corporation. Each such notice shall state: (i) the redemption date; (ii) that all of the shares of Series B Convertible Redeemable Preferred Stock are to be redeemed; (iii) that the redemption price is $.10 per share; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that such holder does not have the right to convert such shares into Common Stock.

(E) Notice having been mailed as aforesaid, from and after the applicable redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price), said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price aforesaid.

(F) Any shares of Series B Convertible Redeemable Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors of the corporation.

Section 5.     Conversion.

(A) The holder of any share of Series B Convertible Redeemable Preferred Stock shall have the right, at such holder's option (but not if such share is called for redemption), exercisable on or after September 30, 2000, to convert such share into ten (10) fully paid and non-assessable shares of Common Stock (the “Conversion Rate”). The Conversion Rate shall be subject to adjustment as set forth below.

(B) In order to exercise the conversion privilege, the holder of shares of Series B Convertible Redeemable Preferred Stock shall surrender the certificates representing such shares, accompanied by transfer instruments satisfactory to the corporation and sufficient to transfer the Series B Convertible Redeemable Preferred Stock being converted to the corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the corporation (“Conversion Agent”) and shall give written notice to the corporation at such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the names, together with addresses, in which the certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series B Convertible Redeemable Preferred Stock as aforesaid, the corporation shall issue and shall deliver at such Conversion Agent to such holder, or on his written order, a certificate for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. Balance certificates will be issued for the remaining shares of Series B Convertible Redeemable Preferred Stock in any case in which fewer than all of the shares of Series B Convertible Redeemable Preferred Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series B Convertible Redeemable Preferred Stock shall have been so surrendered and such notice received by the corporation as aforesaid, and the persons in whose names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holders of record of the Common Stock represented thereby at such time, unless the stock transfer books of the corporation shall be closed on the date on which shares of Series B Convertible Redeemable Preferred Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such persons shall be deemed to have become such holders of record of the Common Stock at the close of business on such later day. In either circumstance, such conversion shall be at the Conversion Rate in effect on the date upon which such share shall have been surrendered and such notice received by the corporation.

(C) In the case of any share of Series B Convertible Redeemable Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series B Convertible Redeemable Preferred Stock and on or prior to the Dividend Payment Date related to such record date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such preceding record date notwithstanding such conversion.

(D) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of any shares of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series B Convertible Redeemable Preferred Stock, the corporation shall pay to the holder of such share of Series B Convertible Redeemable Preferred Stock an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to such fraction multiplied by the reported closing price (as defined above) of the Common Stock at the close of business on the day on which such share or shares of Series B Convertible Redeemable Preferred Stock are surrendered for conversion in the manner set forth above, or if such date is not a trading date, on the next succeeding trading date. If more than one certificate representing shares of Series B Convertible Redeemable Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Redeemable Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

(E) The Conversion Rate shall be adjusted from time to time as follows:

(i) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock and the Series B Convertible Redeemable Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock and the Series B Convertible Redeemable Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) Whenever the Conversion Rate is adjusted as herein provided, (x) the corporation shall promptly file with any Conversion Agent a certificate of a firm of independent public accountants setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (y) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the corporation to any Conversion Agent and mailed by the corporation to each holder of shares of Series B Convertible Redeemable Preferred Stock at their last address as the same appears on the books of the corporation.

(F) In case of any consolidation of the corporation with, or merger of the corporation into, any other entity (other than a merger or consolidation in which the corporation is the continuing corporation) or any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation, or any reclassification of shares, the Conversion Rate shall not be adjusted but each holder of a share of Series B Convertible Redeemable Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, sale, conveyance, exchange or reclassification had such share of Series B Convertible Redeemable Preferred Stock been converted immediately prior to such consolidation, merger, sale, conveyance, exchange or reclassification. Provision shall be made in any such consolidation, merger, sale, conveyance, exchange or reclassification for adjustments in the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (E). The above provisions shall similarly apply to successive consolidations, mergers, sales, conveyances, exchange or reclassification.

For purposes of this Section 5, “Common Stock” includes any stock of any class of the corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and which is not subject to redemption by the corporation. However, subject to the provisions of paragraph (F) above, shares issuable on conversion of shares of Series B Convertible Redeemable Preferred Stock shall include only shares of the class designated as Common Stock of the corporation on the date of the initial issuance of Series B Convertible Redeemable Preferred Stock by the corporation, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and which are not subject to redemption by the corporation.

In case:

(i) the corporation shall declare a stocks split, stock dividend (or any other distribution) on its Common Stock that would cause an adjustment to the Conversion Rate of the Series B Convertible Redeemable Preferred Stock pursuant to the terms of subparagraph (i) of Paragraph (E) above; or

(ii) of any reclassification of the Common Stock of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the corporation is a party and for which approval of any stockholders of the corporation is required, or of the sale or conveyance, of the property of the corporation as an entirety or substantially as an entirety; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation; then the corporation shall cause to be filed with any Conversion Agent, and shall cause to be mailed to all holders of shares of Series B Convertible Redeemable Preferred Stock at each such holder's last address as the same appears on the books of the corporation, at least 20 days (or 10 days in any case specified in clause (i) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iii) above.

The corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series B Convertible Redeemable Preferred Stock pursuant hereto; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B Convertible Redeemable Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.

The corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Series B Convertible Redeemable Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any pre-emptive rights. The corporation further covenants that, if necessary, it shall reduce the par value of the Common Stock so that all shares of Common Stock delivered upon conversion of shares of Series B Convertible Redeemable Preferred Stock are fully paid and non-assessable.

The corporation covenants that it will at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued shares of Common Stock or its issued shares of Common; Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Convertible Redeemable Preferred Stock not theretofore converted. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Convertible Redeemable Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Convertible Redeemable Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series B Convertible Redeemable Preferred Stock is authorized in all respects.

Section 6.     Liquidation.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of the corporation (for the purposes of this Section 6, a “Liquidation”), after any distribution of assets is made to the holders of any other class or series of stock that ranks prior to the Series B Convertible Redeemable Preferred Stock in respect of distributions upon the Liquidation of the corporation, the holder of each share of Series B Convertible Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, an amount on a pari passu basis equal to ten times the amount per share distributed to the holders of the Common Stock.

The voluntary sale, conveyance, lease, exchange or transfer of the property of the corporation as an entirety or substantially as an entirety, or the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the corporation, shall not be deemed to be a Liquidation of the corporation for the purposes of the Section 6 (unless in connection therewith the Liquidation of the corporation is specifically approved).

The holder of any shares of Series B Convertible Redeemable Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 6 until such holder shall cause to be delivered to the corporation (i) the certificate or certificates representing such shares of Series B Convertible Redeemable Preferred Stock and (ii) transfer instrument or instruments satisfactory to the corporation and sufficient to transfer such shares of Series B Convertible Redeemable Preferred Stock to the corporation free of any adverse interest. As in the case of the redemption price, no interest shall accrue on any payment upon Liquidation after the due date thereof.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series B Convertible Redeemable Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

Section 7.     Payments.

The corporation may provide funds for any payment of the redemption price for any shares of Series B Convertible Redeemable Preferred Stock or any amount distributable with respect to any Series B Convertible Redeemable Preferred Stock under Section 6 hereof by depositing such funds with a bank or trust company selected by the corporation having a net worth of at least $50,000,000 and organized under the laws of the United States or any state thereof, in trust for the benefit of the holder of such shares of Series B Convertible Redeemable Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payment by the holder of such shares of Series B Convertible Redeemable Preferred Stock which shall reasonably be required by the corporation. The corporation shall be entitled to make any deposit of funds contemplated by this section 7 under arrangements designated to permit such funds to generate interest or other income for the corporation, and the corporation shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this section 7, provided that the corporation shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy if the conditions precedent to the disbursement of any funds deposited by the corporation pursuant to this Section 7 shall not have been satisfied within two years after the establishment of the trust for such funds, then (i) such funds shall be returned to the corporation upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to the payment for which been originally intended shall have the right to look only to the corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such of such funds to the corporation.

Any payment which may be owed for the payment of the redemption price for any shares of Series B Convertible Redeemable Preferred Stock pursuant to Section 4 or the payment of any amount distributable with respect to the shares of Series B Convertible Redeemable Preferred Stock under Section 6 shall be deemed to have been “paid or properly provided for” upon the earlier to occur of: (i) the date upon which funds sufficient to make such payment shall be deposited in a manner contemplated by the preceding paragraph or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at the address of such person then appearing on the books of the corporation.

Section 8.     Status of Reacquired Shares.

Shares of Series B Convertible Redeemable Preferred Stock issued and reacquired by the corporation shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Section 9.     Preemptive Rights.

Holders of shares of Series B Convertible Redeemable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

Section 10.     Legal Holidays.

In any case where any Dividend Payment Date, redemption date or the last date on which a holder of Series B Convertible Redeemable Preferred Stock has the right to convert such holder's shares of Series B Convertible Redeemable Preferred Stock shall not be a Business Day (as defined below), then (notwithstanding any other provision of this Certificate of Designation of the Series B Preferred Stock) payment of a dividend due or a redemption price or conversion of the shares of Series B Convertible Redeemable Preferred Stock need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date or redemption date or the last day for conversion, provided that, for purposes of computing such payment, no interest shall accrue for the period from and after such Dividend Payment Date or redemption date, as the case may be. As used in this Section 10, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or the State of New Jersey are authorized or obligated by law or executive order to close.

ELEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

A.     The number of Directors constituting the Corporations' Board of Directors shall be determined by the Board of Directors, from time to time. The term of office of all Directors shall expire at the 2013 annual meeting of stockholders of the Corporation. Commencing with the 2013 annual meeting of stockholders, the Directors constituting the Corporation's Board of Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be determined by the Board of Directors consistent with the terms of this Article ELEVENTH. At the 2013 annual meeting of stockholders, one class shall be elected to a term expiring at the annual meeting of stockholders to be held in 2014, another class shall be elected to a term expiring at the annual meeting of stockholders to be held in 2015, and another class shall be elected to a term expiring at the annual meeting of stockholders to be held in 2016, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the election in 2014, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

B.     Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which a new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified.